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600 N Pearl Street, Suite 1700
Dallas, TX 75201

October 12, 2017
Securities and Exchange Commission
100 F Street N.E.
Washington, D.C. 20549

Dear Sirs/Madams,

We have read Item 4.01 of Ironclad Performance Wear Corporation's (the "Company") Form 8-K dated September 22, 2017 and have the following comments:

1. We agree with the statements made in paragraphs 1, 2, 3, 4, 7 (inclusive of remedial actions in items (a) through (g)); the third sentence of paragraph 8; the second sentence of paragraph 9; first sentence of paragraph 10; the second sentence of paragraph 11; the first and second sentences of paragraph 12; and the first and third sentences of paragraph 14.

2. We disagree with the statements made in the first, fourth and fifth sentences of paragraph 8; and the fourth sentence of paragraph 9. We believe that regardless of the Company's refinancing plan, the Company should complete the Section 10A investigation, as the Company's obligations under Section 13 of the Securities Exchange Act of 1934 (the "Act"), in regards to the restated consolidated financial statements, or its assessment and remediation obligations under Section 10A of the Act, in regards to the investigation, do not cease regardless of the bankruptcy filing.

   We also disagree with the last sentence of paragraph 10; the first sentence of paragraph 11; the last sentence of paragraph 12; paragraph 13; and the second sentence of paragraph 14. We identified the material weaknesses in regards to the tone at the top, entity level controls and revenue recognition as of September 22, 2017 based on our understanding of the findings of the Company's investigation that resulted in the non-reliance on the previously issued consolidated financial statements noted in paragraph 4 and the second sentence of Paragraph 9.

   The basis for our disagreements is also stated in management's response to Item 304(a).

3. We have no basis to agree or disagree with any other statements noted in the Form 8-K.

Very truly yours,

BDO USA, LLP